ASSET PURCHASE AGREEMENT

                                  by and among

                     ON STAGE THEATERS SURFSIDE BEACH, INC.,
                             (a Nevada corporation),


                   ON STAGE THEATERS NORTH MYRTLE BEACH, INC.,
                             (a Nevada corporation),


                          ON STAGE ENTERTAINMENT, INC.,
                             (a Nevada corporation),


                                       and

                        CALVIN GILMORE PRODUCTIONS, INC.,
                            (a Delaware corporation)

Section                                                                    Page

1.       Definitions...................................................

2.       Purchase and Sale of the Purchased Assets.....................
         2.1      The Purchased Assets.................................
         2.2      Assumed Liabilities..................................
         2.3      Excluded Liabilities.................................
         2.4      Consent of Third Parties.............................
         2.5      Purchase Price.......................................
         2.7      Pledge Agreement.....................................

3.       Closing.......................................................
         3.1      Location, Date.......................................
         3.2      Closing Deliveries...................................

4.       Representations and Warranties of the Seller..................
         4.1      Corporate Status.....................................
         4.2      Authorization........................................
         4.3      Consents and Approvals...............................
         4.4      Title to Assets and Related Matters..................
         4.5      Real Property........................................
         4.6      Leased Property......................................
         4.7      Liabilities..........................................
         4.8      Taxes................................................
         4.9      Legal Proceedings and Compliance with Law............
         4.10     Seller Not in Default under any Contract.............
         4.11     Finder's Fees........................................
         4.12     Investment Representations...........................
         4.13     Restricted Stock.....................................
         4.14     Full Disclosure......................................

5.       Representations and Warranties of On Stage and the Buyers.....
         5.1      Corporate Status.....................................
         5.2      Enforceability.......................................
         5.3      Consents and Approvals...............................
         5.4      Capital Stock Ownership..............................
         5.5      SEC Filings..........................................
         5.6      Finder's Fees........................................
         5.7      Full Disclosure......................................
         5.8      Financing............................................

6.       Certain Agreements............................................
         6.1      Access...............................................
         6.2      Exclusivity..........................................
         6.3      Update Schedules.....................................
         6.4      Required Consents, Regulatory and other Approvals....
         6.5      Publicity............................................
         6.6      Satisfaction of Liabilities..........................
         6.7      Restrictions on Transfer.............................
         6.8      Piggyback Registration...............................
         6.9      Registration Rights..................................
         6.10     Option...............................................

7.       Conditions Precedent to Obligations of On Stage and the Buyers.
         7.1      Legality..............................................
         7.2       Representations and Warranties.......................
         7.3      Agreements, Conditions and Covenants..................
         7.4      Certificates..........................................
         7.5      Required Consents and Approvals.......................
         7.6      Third Party Consents..................................
         7.7      Other Agreements......................................
         7.8      Title Insurance.......................................
         7.9      Estoppel Certificates.................................
         7.10     Regulatory and other Approvals........................
         7.11     Right of First Negotiation with FFWW..................
         7.12     Financing.............................................
         7.13     Pledge Agreement......................................

8.       Conditions Precedent to Obligations of the Seller..............
         8.1      Legality..............................................
         8.2       Representations and Warranties.......................
         8.3      Agreements, Conditions and Covenants..................
         8.4      Purchase Price........................................
         8.5      Officer's Certificates................................
         8.6      Other Agreements......................................
         8.7      Pledge Agreement......................................

9.       Indemnification................................................
         9.1      Seller's Indemnification .............................
         9.2      Buyer's Indemnification ..............................
         9.3      Claims Period.........................................

10.      Termination....................................................
         10.1     Grounds for Termination..............................
         10.2     Effect of Termination.................................

11.      Exclusive Dealing and Recoupment of Expenses...................
         11.1     Exclusive Dealing.....................................
         11.2     Recoupment of Expenses................................

12.      Payment of Expenses; Sales and Transfer Taxes..................

13.      Contents of Agreement..........................................

14.      Amendment, Parties in Interest, Assignment, Etc................

15.      Interpretation................................................

16.      Remedies.......................................................

17.      Notices........................................................

18.      Governing Law..................................................

19.      Consent to Jurisdiction; Service of Process, etc...............

20.      Headings; Gender...............................................


21.      Further Assurances.............................................

22.      Exhibits and Schedules.........................................

23.      No Benefit to Others...........................................

24.      Counterparts...................................................

25.      Survival.......................................................

Exhibit

A        Pledge Agreement

Schedules

2.1      Permitted Encumbrances
2.1(a)   Real Property Owned
2.1(b)   Leased Property
2.1(c)   Equipment and Other Tangible Personal Property
2.1(d)   Contracts Relating to the Businesses
2.1(e)   Permits
2.1(f)   Inventory
2.2      Assumed Liabilities
2.6      Allocation of the Purchase Price
4.3      Consents and Approvals
4.5      Real Property
4.6(a)   Leased Property
4.6(b)  Tangible Personal Property Located Within the Leased Property.
4.8      Taxes
4.9(a)   Legal Proceedings and Compliance with Law
4.9(b)  Environmental Conditions

                            ASSET PURCHASE AGREEMENT


         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is made as of the 30th day of June, 1998, by and among On Stage Entertainment, Inc., a Nevada corporation ("On Stage"), On Stage Theaters Surfside Beach, Inc., a Nevada corporation and On Stage Theaters North Myrtle Beach, Inc., a Nevada corporation (On Stage Theaters Surfside Beach, Inc., and On Stage Theaters North Myrtle Beach, Inc., are hereinafter, collectively referred to as the "Buyers"), and Calvin Gilmore Productions, Inc., a Delaware corporation (f/k/a Great American Entertainment Company) (the "Seller").

         Certain other terms are used herein as defined below in Section 1 or elsewhere in this Agreement.

                                   Background

         The Seller desires to transfer to the Buyers the Purchased Assets (as defined herein) in exchange for the assumption by the Buyers of the Assumed Liabilities (as defined herein) and the payment by the Buyers of the Purchase Price (as defined herein), and the Buyers desire to acquire the Purchased Assets and assume the Assumed Liabilities from Seller, all in accordance with the terms and conditions set forth in this Agreement.

         NOW, THEREFORE, in consideration of and reliance on the respective representations, warranties and covenants contained herein and intending to be legally bound hereby, the parties hereto agree as follows:

1. Definitions. For convenience, certain terms used in more than one part of this Agreement are listed in alphabetical order and defined or referred to below (such terms as well as any other terms defined elsewhere in this Agreement shall be equally applicable to both the singular and plural forms of the terms defined).

         "Affiliates" means, with respect to a particular party, Persons controlling, controlled by or under common control with that party, as well as the officers, directors and majority-owned Persons of that party and of its other Affiliates. For the purposes of the foregoing, ownership, directly or indirectly, of 20% or more of the voting stock or other equity interest shall be deemed to constitute control.

         "Agreement" means this Agreement, including the Schedules and Exhibits, attached.

         "Assumed Liabilities" is defined in Section 2.2.

         "Business Day" means a day other than a Saturday, Sunday or any day on which the principal commercial banks located at Myrtle Beach, South Carolina are not open for business during normal banking hours.

         "Buyers" is defined in the preamble.

         "Commitments" is defined in Section 7.8.

         "Charter Documents" means an entity's certificate or articles of incorporation, certificate defining the rights and preferences of securities, articles of organization or similar document governing the entity.

         "Closing" is defined in Section 3.1.

         "Closing Date" means the date of the Closing.

         "Code" means the Internal Revenue Code of 1986, as amended.

         "Commission" means the U.S. Securities and Exchange Commission.

         "Common Stock" means the common stock, par value $.01 per share, of On Stage.

         "Confidential Information" means any confidential information or trade secrets of the business, including, without limitation, information and knowledge pertaining to products and services offered, innovations, designs, ideas, plans, trade secrets, proprietary information, know-how and other technical information, advertising, marketing plans and systems, distribution and sales methods and systems, sales and profit figures, customer and client lists, and relationships with dealers, distributors, wholesalers, customers, clients, suppliers and others who have dealings with the business.

         "Contract" means any written or oral contract, agreement, lease, plan, instrument or other document or commitment, arrangement, undertaking, practice or authorization that is binding on any Person or its property under applicable law.

         "Court Order" means any judgment, decree, injunction, order or ruling of any Federal, state, local or foreign court or governmental or regulatory body or arbitrator or authority that is binding on any Person or its property under applicable law.

         "Default" means (a) a breach, default or violation, (b) the occurrence of an event that with or without the passage of time or the giving of notice, or both, would constitute a breach, default or violation or cause an Encumbrance (other than a Permitted Encumbrance) to arise or (c) with respect to any Contract, the occurrence of an event that with or without the passage of time or the giving of notice, or both, would give rise to a right of termination, renegotiation or acceleration or a right to receive damages or a payment of penalties.

         "Eddie Miles Sublease" means that certain Sublease Agreement, dated August 22, 1996, between Seller and Eddie Miles Entertainment, Inc.

         "Encumbrances" means any lien, mortgage, security interest, pledge, restriction on transferability or voting, defect of title or other claim, charge or encumbrance of any nature whatsoever on any property or property interest.

         "Environmental Condition" is defined in Section 4.9(b).

         "Environmental Law" is defined in Section 4.9(b).

         "Escrow Agent" means Nelson, Mullins, Riley & Scarborough, LLP.

         "Exchange Act" means the Securities Exchange Act of 1934, as amended.

         "Excluded Liabilities" is defined in Section 2.3.

         "FFWW" means Fox Family Worldwide Inc.

         "GAAP" means generally accepted accounting principles.

         "Hazardous Substances" means (i) any "hazardous substances" as defined by the federal Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. ss.ss. 9601 et seq., (ii) any "extremely hazardous substance," "hazardous chemical," or "toxic chemical" as those terms are defined by the federal Emergency Planning and Community Right-to-Know Act, 42 U.S.C. ss.ss. 11001 et seq., (iii) any "hazardous waste," as defined under the federal Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act, 42 U.S.C. ss.ss. 6901 et seq., (iv) any "pollutant," as defined under the federal Water Pollution Control Act, 33 U.S.C. ss.ss. 1251 et seq., and (v) any regulated substance or waste under any Laws or Court Orders that currently exist.

         "Indemnified Party" is defined in Sections 9.1 and 9.2.

         "Intellectual Property" means any copyrights, patents, trademarks, technology rights and licenses, trade secrets, franchises, know-how and formulae, inventions, inventional disclosures, designs, processes, drawings, specifications, patterns, brand names, service marks, logos and other intellectual property exclusively related to the Purchased Assets.

         "Inventory" means any inventory, including raw materials, supplies, work in process and finished goods.

         "Law" means any statute, law, ordinance, regulation, order or rule of any Federal, state, local, foreign or other governmental agency or body or of any other type of regulatory body, including those covering environmental, energy, safety, health, transportation, bribery, recordkeeping, zoning, antidiscrimination, antitrust, wage and hour, and price and wage control matters.

         "Leased Property" is defined in Section 2.1(b).

         "Liability" means any direct or indirect liability, indebtedness, obligation, expense, claim, loss, damage, deficiency, guaranty or endorsement of or by any Person, absolute or contingent, accrued or unaccrued, due or to become due, liquidated or unliquidated.

         "Litigation" means any lawsuit, claim, action, investigation, arbitration, administrative or other proceeding or criminal prosecution or, to the knowledge of an applicable Party, any governmental or regulatory authority investigation or inquiry.

         "On Stage" is defined above in the preamble.

         "On Stage Lease" means that certain lease dated January 11, 1995, by and between On Stage and the Seller, and any amendments thereto .

         "Ordinary course" or "ordinary course of business" means the ordinary course of business that is consistent in nature and, where relevant, amount with past practices.

         "Permit"  means  any  governmental   permit,   license,   registration,
certificate of occupancy, approval and other authorization.

         "Permitted Encumbrance" is defined in Section 2.1.

         "Person"   means  any   natural   person,   corporation,   partnership,
proprietorship, association, trust or other legal entity.

         "Pledge Agreement" means the Pledge Agreement between the Buyers, On Stage and the Seller, in the form of Exhibit "A" hereto.

         "Purchase Cash" is defined in Section 2.5(a).

         "Purchase Price" is defined in Section 2.5.

         "Purchased Assets" is defined in Section 2.1.

         "Real Property" is defined in Section 2.1(a).

         "Required Consents" is defined in Section 4.3.

         "Securities Act" means the Securities Act of 1933, as amended.

         "Seller" is defined above in the preamble.

         "Shares" means 206,612 shares of Common Stock of On Stage.

         "Taxes" means any taxes, duties, assessments, fees, levies, or similar governmental charges, together with any interest, penalties, and additions to tax, imposed by any taxing authority, wherever located (i.e. whether federal, state, local, municipal, or foreign), including, without limitation, all net income, gross income, gross receipts, net receipts, sales, use, transfer, franchise, privilege, profits, social security, disability, withholding, payroll, unemployment, employment, excise, severance, property, windfall profits, value added, ad valorem, occupation, or any other similar governmental charge or imposition.

2.       Purchase and Sale of the Purchased Assets.

         2.1 The Purchased Assets. Subject to the terms and conditions of this Agreement, at the Closing, the Seller shall grant, sell, assign, transfer, convey and deliver to the Buyers, or one or more wholly-owned subsidiaries thereof, free and clear of all Encumbrances whatsoever, other than the permitted Encumbrances set forth on Schedule 2.1 (the "Permitted Encumbrances"), and the Buyers shall purchase from the Seller, all of Seller's right, title and interest in and to the following assets (collectively, the "Purchased Assets"):

                  (a) Real Property. Good, marketable and insurable fee simple title to the real property commonly known as "The Legends in Concert Theater" and more particularly described on Schedule 2.1(a) (the "Real Property"), together with the buildings, structures, improvements and fixtures located thereon, and all rights, privileges, easements, licenses, hereditaments and other appurtenances relating thereto, subject to the Permitted Encumbrances and the items set forth as title exceptions on Schedule B-II of the title commitment to be obtained by the Buyers in connection with the transaction;

                (b) Leased Property. An insurable leasehold interest to the leased property commonly known as the "Eddie Miles Theater" and more particularly described on Schedule 2.1(b) (the "Leased Property"), together with the Seller's interest in the buildings, structures, improvements and fixtures located thereon, and all rights, privileges, easements, licenses, hereditaments and other appurtenances relating thereto, subject to the Permitted Encumbrances and the items set forth as title exceptions on Schedule B-II of the title commitment to be obtained by the Buyers in connection with the transaction;

                  (c) Equipment and Other Tangible Personal Property. The equipment, leasehold improvements, removable fixtures, trade fixtures, theater related equipment, lighting fixtures, supplies, furniture and office equipment, computers and telecommunications equipment and other items of personal property described on Schedule 2.1(c);

                  (d) Contracts Relating to the Purchased Assets. All of Seller's interest in all Contracts, leases of equipment and other personal property, sale orders, purchase orders, commitments, instruments and all other agreements, listed on Schedule 2.1(d);

                (e) Permits. All rights under Permits listed on Schedule 2.1(e), to the extent such Permits are transferable to the Buyers;

                  (f)      Inventory.  The Inventory listed on Schedule 2.1(f).

         2.2 Assumed Liabilities. At the Closing, the Buyers shall assume and thereafter in due course timely pay and fully satisfy the obligations specified on Schedule 2.2 relating to the Purchase Assets (the "Assumed Liabilities").

         2.3 Excluded Liabilities. Except as expressly set forth in Section 2.2, the Buyers shall not, by virtue of their purchase of the Purchased Assets or otherwise in connection with this transaction, assume or become responsible, in whole or in part, for any Liabilities (the "Excluded Liabilities") of the Seller, arising out of or in connection with the Purchased Assets, including, without limitation: (a) Liabilities for any Taxes (other than those Taxes for which the payment thereof is being prorated between the Buyers and the Seller and which will be reflected as an adjustment to the Purchase Price pursuant to
Section 2.5(a) hereof; (b) Liabilities relating to any employment or labor claim; (c) Liabilities relating to the violation of any Law; (d) tort Liabilities; (e) Liabilities from claims arising under any Contract or Permit not expressly assumed by the Buyers hereunder; (f) Liabilities for claims arising under any Contract or Permit to the extent such claim is based on acts or omissions of any Person which occurred prior to the Closing; (g) Liabilities related to any litigation, the cause of action for which arose prior to the Closing; and (h) Liabilities for any accounts payable or indebtedness for money borrowed in relation to the Purchased Assets.

         2.4 Consent of Third Parties. Nothing in this Agreement shall be construed as an attempt by the Seller to assign to the Buyers any Contract or Permit included in the Purchased Assets that is by its terms or by Law nonassignable without the consent of any other party or parties, unless such consent or approval shall have been given, or as to which all the remedies for the enforcement thereof available to the Seller would not by Law pass to the Buyers as an incident of the assignments provided for by this Agreement (a "Non-Assignable Contract").

         2.5 Purchase Price. In addition to assuming the Assumed Liabilities, the aggregate price to be paid by the Buyers to the Seller (the "Purchase Price") for the purchase of the Purchased Assets shall be the Purchase Cash plus the Shares. The Buyers shall pay the Purchase Price as set forth below.

                (a)  Purchase  Cash.  At the  Closing,  the Buyers shall pay the
Purchase Cash by a wire transfer of immediately available funds to an account specified by the Seller. As used in this Agreement, the term "Purchase Cash" shall mean the amount of $1,000,000 less all of the following amounts: (i) the amount of all deposits held by or on behalf of the Seller respecting any of the Purchased Assets, and all interest earned thereon as of the date of the Closing and not heretofore paid to On Stage) (including, but not limited to; (x) the $62,636.37 security deposit held by or on behalf of Seller pursuant to that certain Lease Agreement dated January 11, 1995, between Great American Entertainment Company and On Stage, and (y) the $60,000 security deposit held by or on behalf of Seller pursuant to that certain Sublease Agreement dated August 22, 1996, between Calvin Gilmore Productions, Inc. and Eddie Miles
Entertainment, Inc., and which amount Buyer shall hold in escrow as security deposit under the terms of the Sublease Agreement; (ii) prorations, determined as of the Closing, of all real estate taxes and assessments, both general and special, water charges and sewer rents, whether or not then due or payable, and all other normally proratable items, based upon the latest assessments or actual invoices available (should any such proration be inaccurate based upon the actual tax bill or assessment when received, any party hereto may demand and shall be entitled to receive on demand, a payment from the other correcting such inaccuracy), (iii) any fees, taxes, impact fees, assessments, delinquent or otherwise, attributable to a period prior to Closing, (iv) any other land use charges attributable to any period prior to Closing, (v) all necessary State of South Carolina, county and municipal transfer, document stamp and/or recording taxes incident to the transaction contemplated in this Agreement normally attributable to the grantor, (vi) one-half of the cost of any escrow fee and charges of any escrow agent, regardless of whether or not such escrow agent is also counsel for any party hereto, the issuer of the Commitments or the agent of such issuer and (vii) any monies collected by Seller on behalf of On Stage from prepaid ticket sales to shows at The Legends in Concert Theater. The Buyers will indemnify the Seller in the event of any damages suffered by the Seller which arise as a result of the failure by the Buyers to pay any item which was prorated as provided in this Section 2.5(a), but only to the extent and not to exceed the amount by which such item reduced the Purchase Price.

                (b) Shares. At the Closing, On Stage shall issue and deliver to the Seller a certificate for the Shares.

                  (c) Financing / Additional Shares. The Buyers shall obtain the Purchase Cash through financing having terms reasonably satisfactory to the Buyers and in an amount at least equal to $1,100,000. However, in the event the Buyers are unable to obtain said financing, the Seller may at its option accept, in lieu of the Purchase Cash, additional shares of On Stage Common Stock having an aggregate value equal to the Purchase Cash (which value of said additional shares shall be based on the average closing price per share of On Stage Common Stock as quoted on the Nasdaq National Market for the five trading days immediately prior to the date of execution of this Agreement).

         2.6 Allocation of the Purchase Price. The Purchase Price shall be allocated among the Purchased Assets as set forth on Schedule 2.6 hereto. The Seller and the Buyers shall prepare their respective Federal, state and local tax returns employing the allocation set forth on Schedule 2.6 and shall not take a position in any tax proceeding or otherwise that is inconsistent with such allocation. The Seller and the Buyers shall give prompt notice to each other of the commencement of any tax audit or the assertion of any proposed deficiency or adjustment by any taxing authority or agency which challenges such allocation.

         2.7 Pledge Agreement. The Shares delivered to the Seller as a portion of the Purchase Price will be subject to a Pledge Agreement in order to support the indemnification obligations of the Seller.

3.       Closing.

         3.1 Location, Date. The closing of this transaction (the "Closing") shall take place at the offices of Nelson, Mullins, Riley & Scarborough, LLP., Myrtle Beach, South Carolina, at 2:00 P.M. local time on June 30, 1998 or on such earlier date upon the satisfaction of (or waiver by the party entitled to the benefit of) the conditions set forth in Sections 7 and 8, or at such other place, date and time as the Seller and the Buyers may agree in writing.

        3.2 Closing Deliveries. In connection with the completion of the transactions contemplated in Section 2, at the Closing;

        (a) the Buyers and On Stage, shall deliver or cause to be delivered to the Seller:

             (i)  the cash portion of the Purchase Price;

             (ii) the Shares;

             (iii) the certificate specified in Section 8.5; and

             (iv) the Pledge Agreement and such other agreements,  documents and instruments contemplated by this Agreement and such other items as may be reasonably requested by the Seller.

        (b) the Seller shall deliver or cause to be delivered to the Buyers and On Stage:

             (i)  the certificate specified in Section 7.4;

             (ii) a  bill  of  sale  and  assignment  and  assumption  agreement transferring all of Seller's right, title and interest in and to the Purchased Assets in form and substance reasonably satisfactory to the Buyers;

             (iii)a special  warranty deed as to the Real Property  owned by the
                  Seller  in  fee  simple  in  form  and  substance   reasonably
                  satisfactory to the Buyers;

             (iv) an assignment and assumption  agreement and the subordination, attornment and non-disturbance agreement regarding the Leased Property in form and substance reasonably satisfactory to the Buyers;

             (v) a termination agreement (in form and substance reasonably satisfactory to On Stage) evidencing the termination of all of the provisions of the On Stage Lease, with the exception of
                  Section 33. of said On Stage Lease which shall remain in full force and effect notwithstanding the termination of the On Stage Lease;

             (vi) all estoppel  certificates and consents to assignment from any and all mortgagees, lessors, lessees and or sub-lessees as Buyers may have requested in connection with the Real Property or the Leased Property, in form and substance reasonably satisfactory to the Buyers; and

             (vii)the Pledge Agreement and such other agreements,  documents and instruments contemplated by this Agreement and such other items as may be reasonably requested by the Buyers.

         4. Representations and Warranties of the Seller. The Seller hereby represents and warrants to the Buyers as follows:

         4.1 Corporate Status. The Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where failure to do so would have a material adverse effect on its ability to convey the Purchased Assets. The Charter Documents and bylaws of the Seller that have been delivered to the Buyers as of the date hereof are effective under applicable Laws and are current, correct and complete.

         4.2 Authorization. The Seller has the requisite power and authority to own its property and carry on its business as currently conducted, and to execute and deliver this Agreement and the documents related thereto and to which it is a party and to perform the transactions to be performed by it. Such execution, delivery and performance by the Seller has been duly authorized by all necessary action. Each document executed and delivered by the Seller as of the date hereof has been duly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable against it in accordance with its terms, except to the extent that enforceability may be limited by bankruptcy or other similar laws and by general principles of equity.

         4.3  Consents  and  Approvals.  Except for the  consents  specified  in
Schedule 4.3 (the "Required Consents"), neither the execution nor delivery by Seller of this Agreement or the documents related thereto to which it is a party, nor the performance of the transactions to be performed by it thereunder, will require any filing, consent or approval, constitute a Default or cause any payment obligation to arise under (a) any Law or Court Order to which the Seller is subject, (b) the Charter Documents or bylaws of the Seller or (c) any Contract, Permit or other document to which Seller is a party or by which any of the Purchased Assets may be subject.

         4.4 Title to Assets and Related Matters. The Seller owns and will transfer to the Buyers at the Closing good, marketable and indefeasible title to, or with respect to leased assets included in the Purchased Assets, a valid leasehold interest in, subject to the terms and conditions of such leases, all of the Purchased Assets, free and clear of all Encumbrances other than Permitted Encumbrances. The use of the Purchased Assets is not subject to any Encumbrances (other than Permitted Encumbrances), and such use does not materially encroach on the property or rights of any other Person. All Purchased Assets are in the possession or under the control of the Seller, except to the extent that any such Purchased Asset is currently under lease to Eddie Miles Entertainment, Inc., or to On Stage or any affiliate thereof.

         4.5 Real Property. Schedule 4.5 sets forth the complete legal description of the Real Property described in Schedule 2.1(a) and a description of the improvements (including buildings and other structures) located on the Real Property. The Seller has received no notices, oral or written, and has no actual knowledge, without any duty of inquiry, that any governmental body having jurisdiction over the Real Property intends to exercise the power of expropriation or eminent domain or a similar power with respect to all or any part of the Real Property. The Seller has received no notices, oral or written, from any governmental body, and has no actual knowledge, without any duty of inquiry, that any of the Real Property or any improvements erected or situated thereon, or the uses conducted thereon or therein, violate, or in the future will violate, any Laws of any governmental body having jurisdiction over such Real Property. The Seller has received no notice from the holder of any mortgage, from any insurance company which has issued a policy with respect to the Real Property or from any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in the Real Property or suggesting or requesting the performance of any repairs, alterations or other work to the Real Property. Except as stated in this section, the Real Property and the tangible personal property located therein is being conveyed "as is" with all defects.

         4.6 Leased Property. Schedule 4.6(a) sets forth the complete legal description of the Leased Property described in Schedule 2.1(b) and a description of the improvements (including buildings and other structures) located on the Leased Property. To the best of Seller's knowledge and belief, and subject to the findings made by Rishel Engineers as set forth in their report to On Stage dated April 20, 1998, all of the buildings and structures included in the Leased Property are, in all material respects, structurally sound, and all of the heating, ventilating, air conditioning, plumbing, sprinkler, electrical and drainage systems, elevators and roofs, and all other fixtures, equipment and systems at or serving the Leased Property are, in all material respects, in working order and are adequate for the use of the Leased Property by the Seller and its tenant in conducting business, and there is no condition that will result in the termination of the present access from the Leased Property to any utility services and other facilities that service the Leased Property. To the best of Seller's knowledge and belief, there exists no item or matter (other than normal wear and tear) that would prevent the Leased Property from being operated in the future in the same manner in which it has been operated in the past, whether or not the transactions contemplated by this Agreement are consummated. Notwithstanding the foregoing, Seller makes no representation or warranty regarding the impact that changes in the general economic condition or an increase in competition may have on the operation of the Leased Property.

The Seller has received no notices, oral or written, and has no actual knowledge, without any duty of inquiry, that any governmental body having jurisdiction over the Leased Property intends to exercise the power of expropriation or eminent domain or a similar power with respect to all or any part of the Leased Property. The Seller has received no notices, oral or written, from any governmental body and has no actual knowledge that any of the Leased Property or any improvements erected or situated thereon, or the uses conducted thereon or therein, violate, or in the future will violate, any Laws of any governmental body having jurisdiction over such Leased Property. The Seller has received no notice from the holder of any mortgage, from any insurance company which has issued a policy with respect to the Leased Property or from any board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in the Leased Property or suggesting or requesting the performance of any repairs, alterations or other work to the Leased Property. Except as set forth on Schedule 4.6(b), each item of tangible personal property included in the Purchased Assets, located within the Leased Property and having a replacement value greater than $1,000 is in working order.

         4.7 Liabilities. Except as specified on Schedule 2.2, none of the Purchased Assets are subject to any Liabilities.

         4.8 Taxes. Except as set forth on Schedule 4.8, the Seller has duly filed all returns for Taxes that are required to be filed and has paid all Taxes shown as being due pursuant to such returns or pursuant to any assessment received, that relate to the Purchased Assets. All Taxes related to the Purchased Assets that Seller has been required by Law to withhold or to collect have been duly withheld and collected and have been paid or will be paid over to the proper governmental authorities on or before Closing. There are no proceedings or other actions, nor to Seller's knowledge, is there any basis for any proceedings or other actions, for the assessment and collection of additional Taxes of any kind with respect to the Purchased Assets.

         4.9 Legal Proceedings and Compliance with Law.

                  (a) Except as set forth on Schedule 4.9(a), there is no Litigation that is pending or, to Seller's knowledge without duty of inquiry, threatened against or related to Seller with respect to the Purchased Assets. To Seller's knowledge, there has been no material Default under any Law applicable to the Purchased Assets, including any Law relating to protection or quality of the environment, and Seller has received no notice from any governmental entity regarding any alleged Default or investigation under any written order, instruction or direction pursuant to, any Law. There has been no Default with respect to any Court Order applicable to the Purchased Assets.

                  (b) Without limiting the generality of Section 4.9(a), except as described on Schedule 4.9(b), and subject to those items set forth in the Phase I Environmental Site Assessment Reports of the Real Property and the Leased Property dated May 4, 1998 and prepared by Paul Booth, Jr. Ph.D., of Wetland and Environmental Services, to the best of Seller's knowledge without duty of inquiry, there has not been any Environmental Condition at the Real Property or the Leased Property, nor has Seller received written notice of any such Environmental Condition or any investigation, to determine whether any such Environmental Condition exists. "Environmental Condition" means any condition or circumstance, including the presence of Hazardous Substances, whether created by the Seller or any third party, at or relating to the Real Property or the Leased Property that would (i) require abatement or correction under an Environmental Law, (ii) give rise to any civil or criminal liability under an Environmental Law, or (iii) create a public or private nuisance. "Environmental Law" means all Laws and Court Orders relating to protection or quality of the environment as well as any principles of common law under which a Person may be held liable for the release or discharge of any materials into the environment.

                  (c) The Seller has delivered to the Buyers correct and complete copies of all written reports, studies or assessments in Seller's possession or control that relate to any Environmental Condition. The Seller knows of no other written reports, studies or assessments, whether in Seller's possession or control, that relate to any Environmental Condition.

                  (d) To the best of Seller's knowledge without duty of inquiry, Seller has obtained and is in material compliance with all Permits, all of which are listed on Schedule 2.1(e) along with their respective expiration dates, that are required for the ownership of the Purchased Assets. The Permits are currently valid and in full force and Seller has filed such timely and complete renewal applications as may be required with respect to the respective Permits. To Seller's knowledge, no revocation, cancellation or withdrawal of a Permit has been threatened.

         4.10 Seller Not in Default under any Contract. Seller has not received any communication from, or given any communication to, any other party indicating that Seller or such other party, as the case may be, is in Default under any Contract relating to the Purchased Assets and, to the best of Seller's actual knowledge without duty of inquiry, none of the other parties to any such Contract to which Seller is a party is in Default thereunder.

         4.11 Finder's Fees. No Person, retained by Seller is or will be entitled to any commission or finder's or similar fee in connection with this transaction.
         4.12     Investment Representations.

             (a) Seller has not relied on any purchaser representative, On Stage or the Buyers, in connection with the acquisition of the Shares hereunder. Seller (i) has such knowledge, sophistication and experience in business and financial matters that it is capable of evaluating the merits and risks of an investment in the Shares, (ii) fully understands the nature, scope and duration of the limitations on transfer contained in this Agreement and (iii) can bear the economic risk of an investment in the Shares and can afford a complete loss of such investment. Seller has had an adequate opportunity to ask questions and receive answers from the officers of On Stage and the Buyers concerning any and all matters relating to the transactions described herein including without limitation the background and experience of the officers and directors of On Stage, the plans for the operations of the business of On Stage and the Buyers, the business, operations and financial condition of On Stage and the Buyers, and any plans for additional acquisitions and the like. Seller has asked any and all questions in the nature described in the preceding sentence and all questions have been answered to its satisfaction. Seller acknowledges that neither the officers of On Stage or the Buyers have assured, guaranteed or otherwise led Seller to expect any particular level of performance in the market value or other value of the Shares.

                  (b) Seller further represents, warrants, acknowledges and agrees that it (i) is acquiring the Shares under this Agreement for its own account, and not on behalf of other persons, and for investment and not with a view to the resale or distribution of all or any part of such Shares and (ii) will not sell or otherwise transfer the Shares unless, in the opinion of counsel who is satisfactory to On Stage, the transfer can be made without violating the registration provisions of the Securities Act and the rules and regulations promulgated thereunder. Notwithstanding the foregoing, the Seller shall be entitled from time to time, as may be required under certain loan agreements, to assign the Shares to its lenders or lenders' agents as collateral.

                  (c) Seller further represents, warrants, acknowledges and agrees that it is making an investment decision based solely on its review of the SEC Reports (as defined in Section 5.5) and the terms of this Agreement and is not relying, and has not relied, upon anything outside of the immediately aforementioned sources in making its investment decision.

         4.13 Restricted Stock. The Seller acknowledges and agrees that the Shares will not be registered under the Securities Act and, therefore, may not be sold, assigned or transferred until duly registered under the Securities Act or in a transaction exempt from registration. The parties agree that the certificates representing Shares shall bear the following legend:

                               TRANSFER RESTRICTED

                  The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended, and may not be sold, assigned or otherwise transferred unless duly registered under such Act or upon receipt by On Stage of an opinion of counsel satisfactory to On Stage that such sale, assignment or transfer may be made exempt from the registration requirements of such Act.

         4.14 Full Disclosure. There are and will be no materially misleading statements in any of the representations and warranties made by Seller in this Agreement (including the Schedules and Exhibits attached hereto) or in any of the documents, certificates and instruments delivered or to be delivered by Seller pursuant to this Agreement and Seller has not omitted to state any fact necessary to make statements made herein or therein not materially misleading.

             50 Representations and Warranties of On Stage and the Buyers. On Stage and the Buyers hereby represent and warrant to Seller as follows:

             5.1 Corporate Status.

             (a) The Buyers are corporations duly organized, validly existing and in good standing under the laws of the State of Nevada and are qualified to do business as foreign corporations and are in good standing in each jurisdiction where failure to do so would have a material adverse effect on their ability to comply with their obligations to Seller under this Agreement. They have the requisite power and authority to execute and deliver this Agreement and the documents related thereto and to which they are parties and to perform the transactions to be performed by them thereunder, and such execution, delivery and performance by them has been duly authorized by all necessary corporate action.

             (b) On Stage is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada and is qualified to do business as a foreign corporation and is in good standing in each jurisdiction where failure to do so would have a material adverse effect on its ability to comply with its obligations to Seller under this Agreement. It has the requisite power and authority to execute and deliver all the documents to which it is a party and to perform the transactions to be performed by it thereunder, and such execution, delivery and performance by it have been duly authorized by all necessary corporate action.

         5.2 Enforceability. This Agreement to which the Buyers and On Stage are a party constitutes their valid and binding obligation, enforceable against them in accordance with its terms except to the extent such enforcement may be limited by the applications of bankruptcy laws and similar laws relating to creditor's rights or the application of equitable principles.

         5.3 Consents and Approvals. Neither the execution and delivery by the Buyers and On Stage of this Agreement or the related documents to which they are a party, nor their performance of the transactions to be performed by them hereunder or thereunder, will require any filing, consent or approval or constitute a Default under (a) any Law or Court Order to which they are subject,
(b) their Charter Documents or bylaws or (c) any Contract, Permit or other document to which they are a party or by which their properties or other assets may be subject.

         5.4 Capital Stock Ownership. The total authorized capital stock of On Stage consists of 25,000,000 shares of Common Stock (of which approximately 7,190,738 shares were issued and outstanding as of December 31, 1997), 1,000,000 shares of preferred stock, par value $.01 per share (of which no shares are outstanding). As of April 21, 1998, On Stage had outstanding options and warrants to purchase 3,354,828 shares of Common Stock. All of On Stage's outstanding shares of Common Stock are and will be, upon consummation of the transactions contemplated by this Agreement, duly and validly authorized and issued, fully paid and non-assessable. Upon completion of this transaction at the Closing, the Seller shall have received valid title to the Shares (which Shares shall represent 2.79% of the 7,397,350 number of shares of On Stage Common Stock then issued and outstanding) free and clear of all Encumbrances (other than restrictions imposed generally by applicable securities laws). The Shares when issued shall be duly and validly authorized and issued, fully paid and non-assessable.

         5.5 SEC Filings. On Stage has heretofore delivered or made available to Seller, in the form filed with the Commission, together with any amendments thereto, (i) its final prospectus dated August 13, 1997, (ii) its Year End Report on Form 10-KSB, as amended, for the fiscal year ended December 31, 1997,
(iii) the Form 8-K report, as amended, reflecting the financial information of Gedco USA, Inc., and (iv) the Quarterly Report on Form 10-QSB for the fiscal quarter ended March 31, 1998 (collectively, the "SEC Reports"). The SEC Reports were prepared substantially in accordance with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations promulgated under such act, and did not at the time they were filed contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, and there have occurred no material changes since such disclosures were made.

         5.6 Finder's Fees. No Person retained by either the Buyers or On Stage is or will be entitled to any commission or finder's or similar fee in connection with this transaction.

         5.7 Full Disclosure. There are and will be, at the time of Closing, no materially misleading statements in any of the representations and warranties made by the Buyers or On Stage in this Agreement, the SEC Reports (including the Schedules and Exhibits, attached hereto and thereto), or in any of the documents, certificates and instruments delivered or to be delivered by them pursuant to this Agreement and they have not omitted to state any fact necessary to make statements made herein or therein not materially misleading.

         5.8 Financing. The Buyers have applied for financing and will use reasonable efforts to obtain the same under terms reasonably satisfactory to the Buyers and in an amount at least equal to $1,100,000.

60       Certain Agreements.

         6.1 Access. Between the date of this Agreement and the Closing Date, the Seller, upon reasonable advance notice from the Buyers, shall (a) give the Buyers and their authorized representatives and legal counsel reasonable access during normal business hours to the Real Property, the Leased Property, the Purchased Assets, and to all books, contracts and records related to the Purchased Assets, (b) permit the Buyers to make inspections thereof, and (c) cause their officers and advisors to furnish the Buyers with such financial and operating data and other information with respect to the Purchased Assets and to discuss with the Buyers and their authorized representatives and legal counsel issues relating to the Purchased Assets, all as the Buyers may from time to time reasonably request. For a period of three years following Closing, the Seller shall give the Buyers access to all records relating to the Purchased Assets and allow the Buyers to make copies, at the Buyers' expense, of such records. In the event the Seller, subsequent to having provided the Buyers with access to said records, needs to obtain copies of said records, the Buyers will allow the Seller to make such copies, at the Seller's expense.

         6.2 Exclusivity. From the date hereof until the earlier of the consummation of the Closing or the termination of this Agreement, neither Seller nor any of its respective agents shall, directly or indirectly, solicit or negotiate or enter into any agreement with any other Person, or provide any nonpublic information to any other Person, with respect to or in furtherance of any proposal for a merger or business combination involving, an acquisition of any interest in, or (except in the ordinary course of business) sale of the Purchased Assets except for the acquisition of the Purchased Assets by the Buyers.

             6.3 Update Schedules. Between the date hereof and the Closing Date, Seller shall promptly disclose to the Buyers in writing any information set forth in the Schedules that is no longer complete, true or applicable and any information of the nature of that set forth in the Schedules that arises after the date hereof and that would have been required to be included in the Schedules if such information had been obtained on the date of delivery thereof.

         6.4 Required Consents, Regulatory and other Approvals. The Seller shall
(i) take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to obtain the Required Consents, approvals or actions of, to make all filings with, and to give all notices to, governmental or regulatory authorities or any other Person required of the Seller to consummate the transactions contemplated hereby, (ii) provide such other information and communications to such governmental or regulatory authorities or other Persons as the Buyers or such governmental or regulatory authorities or other Persons may reasonably request in connection therewith and (iii) cooperate with the Buyers as promptly as practicable in obtaining the Required Consents, approvals or actions of, making all filings with, and giving all notices to, governmental or regulatory authorities or other Persons required in order to enable the Buyers to operate the Purchased Assets as they were operated on the date hereof by the Seller and consummate the transactions contemplated hereby. The Seller shall provide prompt notification to the Buyers when any Required Consent, approval, action, filing or notice referred to in clause (i) above is obtained, taken, made or given, as applicable, and will advise the Buyers of any communications (and, unless precluded by Law, provide copies of any such communications that are in writing) with any governmental or regulatory authority or other Person regarding any of the transactions contemplated by this Agreement or any of the documents related thereto. Additionally, the Buyers shall take all commercially reasonable steps necessary or desirable, and proceed diligently and in good faith and use all commercially reasonable efforts, as promptly as practicable to assist the Seller in obtaining the Required Consents.

         6.5 Publicity. For so long as this Agreement is in effect or Seller owns any shares of On Stage, neither the Seller nor On Stage nor the Buyers nor any Affiliates which they respectively control shall issue or cause the publication of any press release or other public statement or announcement with respect to this Agreement or the transactions contemplated hereby or thereby without the prior consultation and mutual approval of the other parties hereto, which such approval shall not be unreasonably withheld.

         6.6 Satisfaction of Liabilities. The Seller shall at the Closing, fully satisfy or cause to have been satisfied all third party Liabilities and obligations related to the Purchased Assets which are not also Assumed Liabilities.

         6.7 Restrictions on Transfer. The Seller shall not, other than through a private sale, until one year from the Closing Date, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of, directly or indirectly, any of the Shares or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of any of the Shares, in cash or otherwise, without the prior written consent of On Stage, which consent is not to be unreasonably withheld.

         6.8      Piggyback Registration.

             (a) Commencing on the 366th day after the Closing Date, and continuing thereafter for a period of fifteen years, whenever On Stage proposes to register any of its shares of the Common Stock under the Securities Act, it will give prompt notice to the Seller and, if permitted by the proposed form of registration statement, will include in such registration (the "Piggyback Registration"), subject to the allocation provisions discussed in Sections
6.8(c), any of Seller's Shares acquired as part of the Purchase Price or otherwise acquired within thirty (30) days from the Closing Date (collectively, the "Eligible Shares") with respect to which it has received written request for inclusion within 20 days after such notice is given by On Stage. (b) In all Piggyback Registrations, On Stage will pay the expenses related to registration of the Eligible Shares (including, without limitation, On Stage's legal fees for said registration); provided, however, that Seller shall pay the underwriting commissions related to the registration of the Eligible Shares and the expenses of Seller's counsel, if any.

                  (c) If a Piggyback Registration is an underwritten registration on behalf of On Stage and the managing underwriter advises On Stage in writing that in the underwriter's opinion the number of securities to be included in such registration exceeds the number that can be sold in such offering, at a price reasonably related to fair value, On Stage will allocate the securities to be included as follows: first, the securities On Stage proposes to sell on its own behalf; and second, pro rata on the basis of the number of shares of Common Stock owned among (i) the other Persons selling in the registration and (ii) the Seller.

                  (d)  If  any  Piggyback  Registration  is  underwritten,   the
selection of investment bank(s) and manager(s) and the other decisions regarding the underwriting arrangements for the offering will be made solely by On Stage.

         6.9 Registration Rights. Commencing on the 731st day after the Closing Date, and continuing thereafter for so long as Seller owns Eligible Shares, the Seller may, upon written notice (a "Demand Notice") to On Stage, request that On Stage effect the registration (at On Stage's expense) under the Securities Act of all or part of the Eligible Shares held by the Seller. On Stage will use all reasonable efforts to effect (at the earliest possible date) the registration, under the Securities Act, of such Eligible Shares (each, a "Registration"). Any request for a Registration pursuant to this Section 6.9 (a "Demand Registration") shall specify the number of Seller's Eligible Shares requested to be registered and the intended method or methods of disposition. On Stage shall pay all registration expenses in connection with any Registration initiated as a Demand Registration, provided, however, that Seller may make one demand for registration under this Section 6.9.

         6.10 Option. In each event that On Stage shall sell shares of its Common Stock prior to May 31, 2003, the Seller shall have and is hereby granted the right and option to purchase from On Stage the number of shares of Common Stock which shall be equal to the number of shares sold by On Stage (in the aggregate, to the third party and the Seller) multiplied times the Seller's Ownership Percentage. "Seller's Ownership Percentage" shall mean the number of shares of Common Stock then owned by the Seller divided by the number of shares of Common Stock issued and outstanding prior to such sale. In each event that On Stage sells shares of Common Stock prior to May 31, 2003, it shall give the Seller written notice of the number of shares sold and the purchase price per share. In the event that On Stage sold the shares for other than for cash, the Seller, upon exercise of the right and option contained in this Section 6.10, shall pay for each share a price equal to the average closing price per share as quoted on the Nasdaq National Market for the five days immediately prior to the purchase of such shares. The option set forth in this Section 6.10 may be exercised by the Seller at any time within 20 days of the date of receipt of such notice from On Stage. In order to exercise such option, the Seller shall deliver a written notice of exercise to On Stage together with a check for the aggregate purchase price of the shares to be purchased by it.

             6.11 Appointment to Board of Directors. Within thirty (30) days from the Closing Date, On Stage will cause a nominee of the Seller or its successor or assign, subject to the approval of On Stage's Board of Directors in its reasonable discretion, to be elected to On Stage's Board of Directors and to serve in such capacity until such director's seat is up for re-election by its shareholders. Notwithstanding the foregoing, (i) Mr. Mel Woods, the President and COO of FFWW is hereby approved as a nominee, (ii) any other officer of FFWW holding the rank of vice president or higher (unless On Stage's Board of Directors, in its reasonable discretion, has reason to believe that appointing said officer would be materially detrimental to the ongoing business of On Stage) is hereby approved as a nominee, and (iii) Seller shall not nominate (x) any of Seller's employees, (y) any person whose election as director would have an adverse effect on Buyer's licenses or (z) any casino owner or employee. For so long as Seller and or any of its affiliates owns 2.79% or more of the issued and outstanding shares of Common Stock of On Stage, On Stage's inside directors will continue to nominate and recommend to its shareholders the election, as a director, Seller's or any of its affiliates' nominee (subject to the above conditions).

70       Conditions Precedent to Obligations of On Stage and the Buyers.

         All obligations of the Buyers and On Stage to consummate this transaction are subject to the satisfaction prior thereto of each of the following conditions (unless waived by the Buyers and On Stage or the Buyers and On Stage agree in writing to extend the Closing Date, all at their sole and absolute discretion):

         7.1 Legality. No Law or Court Order shall be pending or threatened that prevents or that seeks to restrain the consummation, or challenges the validity or legality, of this Agreement or that would materially limit or adversely affect the Buyers' acquisition of the Purchased Assets.

         7.2 Representations and Warranties. The Seller's representations and warranties set forth in this Agreement shall be true and correct in all material respects on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct in all material respects on and as of the Closing Date (except as otherwise contemplated by this Agreement) with the same force and effect as if made on and as of the Closing Date.

         7.3 Agreements, Conditions and Covenants. The Seller shall have substantially performed or complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with by Seller on or before the Closing Date.

         7.4 Certificates. The Buyers shall have received a certificate from Seller's Secretary as to the effect set forth in Sections 7.2 and 7.3 hereof.
         7.5 Required Consents and Approvals. All Required Consents, approvals and actions of, filings with and notices to any governmental or regulatory authority necessary to permit the Buyers and the Seller to perform their obligations under this Agreement (i) shall have been duly obtained, made or given, (ii) shall be in form and substance reasonably satisfactory to the Buyers, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect, and all terminations or expirations of waiting periods imposed by any governmental or regulatory authority necessary for the consummation of the transactions contemplated by this Agreement and the documents related thereto shall have occurred.

             7.6 Third Party Consents. All consents (or in lieu thereof waivers) to the performance by the Buyers and the Seller of their obligations under this Agreement or to the consummation of the transactions contemplated hereby as are required under any Contract to which the Buyers or the Seller are a party or by which any of the Purchased Assets are bound (i) shall have been obtained, (ii) shall be in form and substance reasonably satisfactory to the Buyers, (iii) shall not be subject to the satisfaction of any condition that has not been satisfied or waived and (iv) shall be in full force and effect, except where the failure to obtain any such consent (or in lieu thereof waiver) could not reasonably be expected, individually or in the aggregate with other such failures, to materially adversely affect the Buyers, the Purchased Assets, the Assumed Liabilities or otherwise result in a material diminution of the benefits of the transactions contemplated by this Agreement to the Buyers.

         7.7 Other Agreements. The Seller shall have executed and delivered to the Buyers and On Stage, in form and substance reasonably satisfactory to On Stage and the Buyers, (i) the termination agreement regarding the On Stage Lease, (ii) the assignment and assumption agreement and the subordination, attornment and non-disturbance agreement regarding the Leased Property and (iii) the assignment and assumption agreement regarding the Eddie Miles Sublease, which sublease shall be amended such that both parties shall have to agree to extend the term of the sublease in order for the subtenant thereunder to exercise a renewal option and, furthermore, shall have the payment obligations of the subtenant thereunder guaranteed by Charles Dean.

         7.8 Title Insurance. The Seller shall have obtained and delivered to the Buyers, at the Buyer's sole cost and expense, the following title insurance commitments issued by Commonwealth Land Title Insurance Company, or another title insurance company acceptable to the Buyers in their reasonable discretion:
(i) as to the Real Property, (a) a commitment for issuance of an ALTA Form B Owner's Policy of Title Insurance with extended coverage showing all endorsements thereto which the Buyers may request, along with the legible copies of all documents shown as exceptions thereto and (b) a commitment for issuance of a 1970 ALTA Form B Mortgagee's Policy of Title Insurance with extended coverage showing all endorsements thereto which the Buyers' lender may request, along with the legible copies of all documents shown as exceptions thereto; and
(ii) as to the Leased Property, (a) a commitment for issuance of an ALTA Form B Leasehold Owner's Policy of Title Insurance with extended coverage showing all endorsements thereto which the Buyers may request, along with the legible copies of all documents shown as exceptions thereto and (b) a commitment for issuance of a 1970 ALTA Form B Leasehold Mortgagee's Policy of Title Insurance with extended coverage showing all endorsements thereto which the Buyers' lender may request, along with the legible copies of all documents shown as exceptions thereto (all of the foregoing title commitments may hereinafter be referred to collectively as the "Commitments"). In order to satisfy the provisions of this
Section 7.8, each of the Commitments must (w) be satisfactory, in form and substance, to the Buyers in their reasonable discretion and the Buyers' lender, in its sole and absolute discretion, (x) contain no exceptions to title or the survey, except for Permitted Encumbrances and those exceptions approved by the Buyers (subject to the last sentence of this Section 7.8) and Buyers' lender, at any time prior to Closing, and (y) have the appropriate policies of title insurance issued pursuant to and in strict accordance with each of the Commitments at or immediately following Closing, provided that if the title insurance policies are to be issued immediately following Closing, the Buyers and their lender shall each receive at Closing, for each Commitment, a "mark-up" of the Commitment evidencing the form of the title insurance policy to be issued pursuant to said Commitment and written evidence that gap coverage will be provided. Anything set forth in this Agreement to the contrary notwithstanding, the Buyers shall have the right to terminate this Agreement by delivering notice of such termination to the Seller prior to the Closing if the Buyers in their reasonable discretion determine that any one or more of the Encumbrances (other than the Permitted Encumbrances) or any title exception or other matters shown on any of the Commitments or the surveys are not acceptable to the Buyers. The Seller covenants that it shall cure all title exceptions (other than the Permitted Encumbrances) and other matters shown on any of the Commitments which may be cured by payment of a sum of money not to exceed the Purchase Price or by execution of a document requiring the signature of no party other than the Seller or Seller's mortgagee, including any affidavits which may reasonably be required by the title insurer (including, but not limited to, a standard title insurance company form of owner's affidavit to induce the deletion from the Commitments of any exception for parties in possession and for mechanics' or materialmen's liens).

         7.9 Estoppel Certificates. The Seller shall have delivered to the Buyers all estoppel certificates and consents to assignment from any and all mortgagees, lessors, lessees and or sub-lessees as Buyers may have reasonably requested in connection with the Real Property or the Leased Property, in form and substance reasonably satisfactory to the Buyers.

         7.10 Regulatory and other Approvals. The Buyers shall have obtained all governmental and regulatory approvals, actions, Permits, notices, licenses or other authorizations required to operate the Purchased Assets in accordance with their existing use.

         7.11 Right of First Negotiation with FFWW. The Seller shall have caused FFWW to grant to On Stage a thirty (30) day right of first negotiation to acquire live theatrical/stage rights in all properties (other than ice shows, character appearances and promotional tours) owned and controlled by FFWW and to which FFWW desires to exploit such rights with a third party during a period of five years from the Closing Date. 7.12 Financing. The Buyers shall have obtained financing having terms reasonably satisfactory to the Buyers and in an amount at least equal to $1,100,000, or, in the alternative, the Seller, at its sole option and discretion, shall have agreed to obtain additional shares of On Stage Common Stock, in lieu of the Purchase Cash, as provided in Section 2.5(c).

         7.13 Pledge Agreement. The Seller shall have executed the Pledge Agreement.

         80 Conditions Precedent to Obligations of the Seller.

         All of Seller's obligations to consummate this transaction are subject to the satisfaction prior thereto of each of the following conditions (unless waived by the Seller or the Seller agrees in writing to extend the Closing Date, all at the Seller's sole and absolute discretion):

         8.1 Legality. No Law or Court Order shall be pending or threatened that prevents or that seeks to restrain the consummation, or challenges the validity or legality, of this Agreement or the transactions contemplated hereunder.

         8.2 Representations and Warranties. The representations and warranties of the Buyers and On Stage set forth in this Agreement shall be true and correct on the date hereof and (except to the extent such representations and warranties speak as of an earlier date) shall also be true and correct in all material respects on and as of the Closing Date (except as otherwise contemplated by this Agreement) with the same force and effect as if made on and as of the Closing Date.

         8.3 Agreements, Conditions and Covenants. The Buyers and On Stage shall have substantially performed or complied with all agreements, conditions and covenants required by this Agreement to be performed or complied with on or before the Closing Date, including the delivery of the Purchase Price.

         8.4 Purchase Price. The Buyers shall have delivered to the Seller the Purchase Price and On Stage shall have delivered a certificate representing the Shares, free and clear of all liens and encumbrances.

         8.5 Officer's Certificates. The Seller shall have received certificates of the Secretary of the Buyers and On Stage as to the effect set forth in Sections 8.2 and 8.3 hereof.

         8.6 Other Agreements. The Buyers and On Stage shall have executed and delivered to the Seller the termination agreement regarding the On Stage Lease and the assignment and assumption agreement regarding the Leased Property, in form and substance reasonably satisfactory to the Seller.

         8.7 Pledge Agreement. The Buyers and On Stage shall have executed the Pledge Agreement.

         90 Indemnification.

         9.1 Seller's Indemnification . The Seller shall indemnify and hold harmless the Buyers, On Stage, and their Affiliates, officers, directors, employees, agents, successors and assigns (each, an "Indemnified Party") from, against and in respect of any and all Liabilities, claims, demands, judgments, settlement payments, losses, costs, damages, deficiencies and expenses whatsoever (including reasonable attorneys', consultants' and other professional fees and disbursements of every kind, nature and description incurred by such Indemnified Party in connection therewith) (collectively, "Damages") that such Indemnified Party may sustain, suffer or incur and that result from, arise out of or relate to (a) the Purchased Assets if any of such Liabilities, claims, demands, judgments, settlement payments, losses, costs, damages, or deficiencies arise or result out of an event, situation or condition which occurred on or prior to the Closing Date, (b) any breach of or any inaccuracy in any representation, warranty, covenant or agreement of the Seller contained in this Agreement, including any breach of the obligation to indemnify hereunder, (c) any Environmental Condition existing on or prior to the Closing Date, and (d) any Liability or obligation of the Seller arising out of the Purchased Assets and involving taxes due and payable by, or imposed on the Seller for any taxable periods ending on or prior to the Closing Date which are open to examination by the Internal Revenue Service pursuant to any applicable statute of limitations under the Code (whether or not such taxes have been due and payable).

         9.2 Buyer's Indemnification . The Buyers and On Stage shall indemnify and hold harmless the Seller and its Affiliates, officers, directors, employees, agents, successors and assigns (each, an "Indemnified Party") from and against any Damages that such Indemnified Party sustains, suffers or incurs and that result from or arise out of (a) any breach of any representation, warranty, covenant or agreement of the Buyer or On Stage contained in this Agreement and
(b) the operation of the Purchased Assets if such Damages arise or result out of an event, situation or condition which occurs after the Closing Date.

Notwithstanding any other provision of this Section 9, an Indemnified Party shall be entitled to indemnification hereunder only when the aggregate of all Damages to such Indemnified Party exceeds $50,000 (the "Threshold Amount") and then such Indemnified Party shall be entitled to indemnification for all of its Damages including the Threshold Amount; provided, however, that the Threshold Amount shall not apply to Damages resulting from a breach of representations or warranties with respect to any Taxes or any pending litigation described in
Schedule 4.9.

         9.3 Claims Period. Any claim for indemnification under this Section 9 shall be made in good faith and, other than a claim based on a breach of representations or warranties with respect to any Taxes, shall be made by giving notice of such claim on or before the second anniversary of the Closing Date; any such claim otherwise made under this Section 9, including, without limitation, any such claim made after the second anniversary of the Closing Date, shall be invalid. Any claim based on a breach of representations or warranties with respect to any Taxes, shall be made by giving notice of such claim on or before the third anniversary of the Closing Date.

         9.4 Procedure for Claims.

                  (a) An Indemnified Party that desires to seek indemnification under any part of this Section 9 shall give notice (a "Claim Notice") as soon as practicable to the other party responsible or alleged to be responsible for indemnification hereunder (an "Indemnitor") and to the Escrow Agent, prior to the expiration of the claim period specified above. Such Claim Notice shall briefly explain the nature of the claim and the parties known to be involved, and shall specify the amount thereof. If the matter to which a claim relates shall not have been resolved as of the date of the Claim Notice, the Indemnified Party shall estimate the amount of the claim in the Claim Notice, but also specify therein that the claim has not yet been liquidated (an "Unliquidated Claim"). If an Indemnified Party gives a Claim Notice for an Unliquidated Claim, the Indemnified Party shall also give a second Claim Notice (the "Liquidated Claim Notice") within 60 days after the matter giving rise to the claim becomes finally resolved, and the Liquidated Claim Notice shall specify the amount of the claim. The Indemnitor to which a Claim Notice is given shall respond to any Indemnified Party that has given a Claim Notice (a "Claim Response") within 30 days (the "Response Period") after the later of (i) the date that the Claim Notice is given or (ii) if a Claim Notice is first given with respect to an Unliquidated Claim, the date on which the Liquidated Claim Notice is given. Any Claim Notice or Claim Response shall be given in accordance with the notice requirements hereunder, and any Claim Response shall specify whether or not the Indemnitor giving the Claim Response disputes the claim described in the Claim Notice. If any Indemnitor fails to give a Claim Response within the Response Period, such Indemnitor shall be deemed not to dispute the claim described in the related Claim Notice. If any Indemnitor elects not to dispute a claim described in a Claim Notice, whether by failing to give a timely Claim Response or otherwise, then the amount ofsuch claim shall be presumptively deemed to be an obligation of such Indemnitor.

                  (b) If any Indemnitor shall be obligated to indemnify an Indemnified Party hereunder, such Indemnitor shall pay to such Indemnified Party within 30 days after the last day of the applicable Response Period the amount to which such Indemnified Party shall be entitled.

                  (c) If the Buyers or On Stage are the Indemnified Party and the Seller fails to indemnify them within 30 days after the last day of the applicable Response Period, then the Buyers and On Stage shall seek payment of the related Damages in accordance with the terms of the Pledge Agreement. To the extent that the shares being held under the Pledge Agreement are insufficient to cover the Damages, the Seller shall be liable for the payment of any remaining Damages. Notwithstanding the foregoing, in no event shall the aggregate amount of Damages for which Seller shall be liable shall exceed $1,000,000 unless such excess in Damages arises out of a breach of representations or warranties with respect to any Taxes.

                  (d) If the Seller shall be the Indemnified Party, it shall seek indemnification directly from the Buyers and On Stage.

                  (e) If there shall be a dispute as to the amount or manner of indemnification under this Section 9, the Indemnitor and the Indemnified Party shall seek to resolve such dispute through negotiations and, if such dispute is not resolved within twenty days, the Indemnified Party may pursue whatever legal remedies may be available for recovery of the Damages claimed from any Indemnitor. If any Indemnified Party fails to receive all or part of any indemnification obligation when due, then such Indemnified Party shall also be entitled to receive from the Indemnitor interest on the unpaid amount for each day during which the obligation remains unpaid at an annual rate equal to 10%.

100      Termination.

         10.1 Grounds for Termination. This Agreement may be terminated at any time prior to the Closing

Date:

                  (a) by mutual written consent of the Buyers, On Stage and the Seller;

                  (b) by the Seller or by On Stage or the Buyers, if the Closing has not occurred on or before the date that is 30 Business Days from the date of this Agreement; provided, however, that such right to terminate this Agreement shall not be available to any party that has breached any of its covenants, representations or warranties in this Agreement in any material respect (which breach has not been cured);

                  (c) by the Seller, On Stage or the Buyers, if there shall be any Law that makes consummation of this transaction illegal or otherwise prohibited or if any Court Order enjoining the Seller, On Stage or the Buyers from consummating this transaction is entered and such Court Order shall become final and nonappealable;

                  (d) by On Stage or the Buyers, if the Seller shall have breached any of its covenants hereunder or if the representations and warranties of the Seller contained in this Agreement or in any certificate or other writing delivered by the Seller pursuant hereto shall not be true and correct in any material respect; or

                  (e) by the Seller, if On Stage or the Buyers shall have breached any of their covenants hereunder or if their representations and warranties contained in this Agreement or in any certificate or other writing delivered by them pursuant hereto shall not be true and correct in any material respect.

         10.2 Effect of Termination. If this Agreement is terminated pursuant to
Section 10.1, any party may pursue any legal or equitable remedies that may be available if such termination is based on a breach of the other party.
110      Exclusive Dealing and Recoupment of Expenses.

         11.1 Exclusive Dealing. Until the earlier of (i) seventy-five (75) days after the execution hereof or (ii) if this Agreement is terminated by On Stage or the Buyers pursuant to Section 10.1(a), (b) or (d) above, the Seller will not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, accept, or consider any proposal of any other person relating to the purchase of the Purchased Assets. The Seller will immediately notify On Stage and the Buyers regarding any written proposal made to the Seller's Board of Directors for any such offer. On Stage and the Buyers agree that, except as otherwise prohibited by law or pursuant to the terms of any confidentiality agreement entered into prior to the execution hereof and binding on On Stage or the Buyers, to disclose to the Seller the terms of any material acquisition or divestiture intended by On Stage or the Buyers, prior to any public announcement of the same. On Stage and the Buyers also agrees to use their reasonable best efforts to obtain the consent to disclose such information to the Seller from any third party to which On Stage or the Buyers are bound to such confidentiality. Each party agrees that in the event such party breaches its obligations under this Section 11.1, such breaching party shall pay to the non-breaching party, such non-breaching party's reasonable out-of-pocket expenses incurred in connection with evaluating the proposed purchase of the Purchased Assets, in an amount not to exceed $50,000, which shall be such non-breaching party's sole remedy under this Section 11.1.

         11.2 Recoupment of Expenses. If, within six (6) months of the termination of this Agreement as provided for in Section 10. above, (i) the Seller has not reimbursed the Buyers for the out-of-pocket expenses they may be entitled to in accordance with Section 11.1, (ii) the Buyers have indicated their ability and willingness to consummate the proposed purchase of the Purchased Assets on the terms set forth herein, and (iii) the Seller enters into an agreement or agreements (whether written or oral), which are ultimately consummated, relating to the sale of the Purchased Assets, whether directly or indirectly, through sale, merger, consolidation or otherwise, for a purchase price (the "Aggregate Purchase Price") having a fair market value in excess of $2,000,000, the Seller shall pay to the Buyers an amount equal, in the aggregate, to the lesser of (i) all reasonable out-of-pocket expenses of the Buyers incurred in connection with evaluating the proposed purchase of the Purchases Assets and (ii) the amount by which the Aggregate Purchase Price exceeds $2,000,000 (the "Breakup Fee"); provided, however, in no event shall such Breakup Fee exceed $100,000.

         120 Payment of Expenses; Sales and Transfer Taxes. Each party hereto shall pay its own expenses for lawyers, accountants, consultants, investment bankers, brokers, finders and other advisers with respect to this Agreement and the transactions contemplated hereunder. The Seller shall indemnify On Stage and the Buyers and their officers, directors, employees, agents and Affiliates in respect of, and hold each of them harmless from and against, any and all Damages suffered, occurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to the failure of the Seller to comply with the terms of any such provisions applicable to the transactions contemplated by this Agreement. It is further agreed by the parties hereto that all taxes due in the States of South Carolina as a result of the transfer of title of real estate or the sale of assets occasioned by the transactions contemplated herein shall be paid by the Seller.

         130 Contents of Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to this transaction and supersedes all prior agreements or understandings among the parties regarding those matters.

         140 Amendment, Parties in Interest, Assignment, Etc. This Agreement may be amended, modified, supplemented, or assigned only by a written instrument duly executed by each of the parties hereto. If any provision of this Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, legal representatives, successors and assigns of the parties hereto. Any term or provision of this Agreement may be waived at any time by the party entitled to the benefit thereof by a written instrument duly executed by such party. The parties hereto shall execute and deliver any and all documents and take any and all other actions that may be deemed reasonably necessary by their respective counsel to complete this transaction.

         150 Interpretation. Unless the context of this Agreement clearly requires otherwise, (a) references to the plural include the singular, the singular the plural, and the part the whole, (b) references to any gender include all genders (c) "or" has the inclusive meaning frequently identified with the phrase "and/or," (d) "including" has the inclusive meaning frequently identified with the phrase "but not limited to," (e) references to "hereunder" or "herein" relate to this Agreement and (f) all currencies refer to United States dollars. The section and other headings contained in this Agreement are for reference purposes only and shall not control or affect the construction of this Agreement or the interpretation thereof in any respect. Section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified. Each accounting term used herein that is not specifically defined herein shall have the meaning given to it under GAAP.

         16. Remedies. The parties hereto shall be entitled to such rights and remedies as such party may have at law or in equity or otherwise for any breach of this Agreement, including the right to seek specific performance, rescission

         17. Notices. All notices that are required or permitted hereunder shall be in writing and shall be sufficient if personally delivered or sent by mail, facsimile message or Federal Express or other delivery service. Any notices shall be deemed given upon the earlier of the date when received at, or the third day after the date when sent by registered or certified mail or the day after the date when sent by Federal Express to, the address or fax number set forth below, unless such address or fax number is changed by notice to the other party hereto: If to the Buyers and On Stage:

                  c/o On Stage Entertainment, Inc.
                  4625 West Nevso Drive
                  Las Vegas, NV  89103
                  FAX:  702-364-1072
                  Attn:  Christopher Grobl, General Counsel

         with a required copy to:

                  Morgan, Lewis & Bockius LLP
                  2000 One Logan Square
                  Philadelphia, PA 19103
                  FAX: 215-963-5299
                  Attn: James W. McKenzie, Esquire

         If to the Seller:

                  Calvin Gilmore Productions, Inc.
                  2877 Guardian Lane
                  P. O. Box 2050
                  Virginia Beach, VA 23450
                  FAX: (757) 459-6422
                  Attn:  General Counsel

         In each case, with a required copy to:

                  Fox Family Worldwide, Inc.
                  10960 Wilshire Blvd.
                  Los Angeles, CA 90024
                  FAX: (310) 235-5116
                  Attn:  Fred Ordower

         18. Governing Law. This Agreement shall be construed and interpreted in accordance with the laws of the State of South Carolina, without regard to its provisions concerning conflict of laws.

         19. Consent to Jurisdiction; Service of Process, etc.

             (a Each party hereto irrevocably and unconditionally (i) agrees that any suit, action or other legal proceeding (collectively, "Suit") arising out of this Agreement may be brought and adjudicated in the United States
District Court for the District of Nevada, if such court does not have jurisdiction or will not accept jurisdiction, in any court of competent civil jurisdiction in Columbia, South Carolina, (ii) consents and submits to the non-exclusive jurisdiction of any such court for the purposes of any such Suit and (iii) waives and agrees not to assert by way of motion, as a defense or otherwise in any such Suit, any claim that he, she or it is not subject to the jurisdiction of the above courts, that such Suit is brought in an inconvenient forum or that the venue of such Suit is improper.

             (b Each party hereto also irrevocably consents to the service of any process, pleadings, notices or other papers in a manner permitted by the notice provisions of Section 16 or by any other method provided or permitted under applicable law. Each party hereto agrees that final judgment in any Suit (with all right of appeal having either expired or been waived or exhausted) shall be conclusive and that On Stage and the Buyers shall be entitled to enforce such judgment in any other jurisdiction of the world by suit on the judgment, a certified or exemplified copy of which shall be conclusive evidence of the fact and amount of indebtedness arising from such judgment.

             20. Headings; Gender. All section headings contained herein are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation hereof. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires.

             21. Further Assurances. At any time and from time to time after the Closing, the parties agree to cooperate with each other, to execute and deliver such other documents, instruments to transfer or assignment, files, books and records and do all such further acts and things as may be reasonably required to carry out the intent of the parties hereunder.

             22. Exhibits and Schedules. The Exhibits hereto, and the Schedules referred to herein and therein are intended to be and hereby are specifically made a part of this Agreement. Notwithstanding any other provision of this Agreement, each exception set forth in the Schedules herein shall be deemed to qualify each representation and warranty set forth in this Agreement as the context requires.

             23. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and the heirs, administrators, personal representatives, successors, assigns, and they shall not be construed as conferring any rights on any other persons.

             24. Counterparts. This Agreement may be executed in counterparts, each of which shall be binding as of the date first written above, and all of which shall constitute one and the same instrument. Each such copy shall be deemed to be an original, and it shall not be necessary in making proof this Agreement to produce or account for more than one such counterpart.

             25. Survival. Except as expressly set forth in this Agreement to the contrary, all of the terms and provisions hereof, including all agreements, covenants, representations and warranties set forth herein, shall survive the Closing.

                            [Signatures on Next Page]

         IN WITNESS WHEREOF, this Agreement has been executed by the parties hereto on the day and year first written above.


                     ON STAGE THEATERS SURFSIDE BEACH, INC.


                      By: ________________________________
                      Name:
                      Title:


                      ON STAGE THEATERS NORTH MYRTLE
                      BEACH, INC.


                      By: ________________________________
                      Name:
                      Title:

                     ON STAGE  ENTERTAINMENT, INC.


                      By: ________________________________
                      Name:
                      Title:

                      CALVIN GILMORE PRODUCTIONS, INC.


                      By: ________________________________
                      Name:
                      Title: